UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ALKERMES PLC
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2017 Annual General Meeting May 2017

Certain statements in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning our business strategy; potential transactions related to technologies, products or product rights and businesses complementary to our business and the potential that we may seek to enter into one or more of these transactions at any time in order to advance our business and increase shareholder value; and our ability to compete for, and complete, such transactions and execute our business strategy. Although we believe that such forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to risks, assumptions and uncertainties. The factors that could cause actual results to differ are described under the heading “Risk Factors” in the Alkermes plc Annual Report on Form 10-K for the year ended Dec. 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and in our subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC's website at www.sec.gov and on our website at www.alkermes.com in the “Investors—SEC filings” section. Existing and perspective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained herein. Forward-Looking Statements 2

Our 2017 Annual General Meeting is on May 24, 2017. Our Board recommends that you vote “FOR” each of the nominees in Proposal 1 and “FOR” each of the other proposals. Your vote must be received by May 22, 2017 at 11:59 p.m., ET (4:59 a.m. on May 23, 2017, Irish Standard Time). Your independent analysis of all proposals presented for your consideration, including proposals 5 and 7, which we refer to as the Share Issuance Proposals, is important. While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the proxy advisory firms’ reports are utilized as research tools by many of our shareholders. 3 We value your support at our 2017 Annual General Meeting

Glass Lewis & Co. has recommended that its clients vote “FOR” all of our proposals, including our Share Issuance Proposals, partially in recognition that our ordinary shares are listed solely on the NASDAQ Global Select Market (“NASDAQ”), which provides its own separate restrictions on share issuances for the protection of shareholders. Institutional Shareholder Services (“ISS”) has recommended voting against our Share Issuance Proposals on the basis that our Share Issuance Proposals “exceed recommended best practices guidelines.” For the reasons set forth in this presentation, we disagree with ISS’s recommendations on our Share Issuance Proposals. 4 Proxy Advisory Firm Recommendations

As a matter of Irish law, directors of an Irish public limited company must: have specific authority from shareholders to allot and issue any of the company’s ordinary shares (other than pursuant to employee equity plans), and when issuing shares for cash, first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis, unless this statutory obligation is dis-applied, or opted-out of, by approval of the shareholders. As a matter of Irish law, approval of these authorities is required only once every five years and there is no limit under Irish law on the amount of shares that these approvals may cover (apart from the Irish-incorporated company’s then authorized but unissued share capital). Companies incorporated in the U.S. are not subject to similar share issuance restrictions. Our Share Issuance Proposals ask shareholders to approve, for a five-year period commencing on the date of approval of the Share Issuance Proposals, our directors’ authority to: allot and issue shares up to our authorized but unissued share capital (Proposal 5), and allot and issue those shares for cash without first being required to offer such shares to all of our shareholders on a pro-rata basis (Proposal 7). 5 What are our Share Issuance Proposals?

We disagree with ISS’s recommendations on our Share Issuance Proposals and ask you to consider the following: ISS has acknowledged a gap in its benchmark policy on share issuance proposals of Irish-incorporated, solely U.S. exchange-listed companies. ISS applied guidelines based on market practice intended to apply to companies with a listing on an Irish or U.K. exchange, and we are solely listed on NASDAQ. Neither Irish law nor U.S. law requires us to limit our share issuance authorities to conform to Irish and U.K. market listing practices. We will remain subject to all NASDAQ requirements and SEC rules applicable to other U.S. exchange-listed companies. We remain subject to all fiduciary duties under Irish law. The Share Issuance Proposals are important to our business strategy and, if approved, will enable us to compete on equal footing with our U.S.-incorporated and exchange-listed peer companies. 6 Why we disagree with ISS

In its draft policy updates for 2017, ISS considered adopting a new policy to address share issuance authorities proposals submitted by companies listed solely in the U.S. and incorporated in countries that require shareholder approval to issue new shares. ISS explained that “[i]n the absence of a US policy covering such general share issuance authorities, ISS has been applying the policy of the market of incorporation, as that is the market which caused the proposal to appear on the ballot. Those policies are generally based on local listing rules and codes of best practice, which are often considerably more stringent than local corporate laws.” ISS further acknowledged that “the best practice provisions are intended to apply to companies with a listing in that market, and those policies generally do not reflect the rules applicable to companies with a US listing.” 7 Gap in ISS U.S. benchmark policy on share issuance proposals

Notwithstanding ISS’s express acknowledgement of the gap in its U.S. benchmark policy and without any discussion or justification for its decision to continue to analyze our Share Issuance Proposals under its U.K./Ireland voting policy, ISS recommended voting against our Share Issuance Proposals because the proposed amounts and duration “exceed recommended best practice guidelines”, which guidelines are intended to apply to companies with a listing on an Irish or U.K. exchange. We disagree with this inappropriate imposition of “recommended best practice guidelines” for Irish-listed companies on Irish-incorporated companies like Alkermes, particularly when ISS itself recognized, in the context of discussing its own draft policy update, that its non-U.S. voting policies on share issuance authorities proposals “are often driven by local listing rules and best practices, which do not generally apply to companies without a listing in that market. Meanwhile, US-listed companies are subject to NYSE or NASDAQ rules on share issuances, which are not reflected in non-US policies.” 8 Application of Misplaced ISS voting policy

It is inappropriate for ISS to apply voting guidelines derived from Irish/U.K. market practices to our Share Issuance Proposals simply because we are incorporated in Ireland. Such guidelines are intended to apply to companies listed on an exchange in Ireland or in the U.K. and we are solely listed on NASDAQ. Limitations on share issuance authorities derived from Irish or U.K. market practices are not required or mandated by Irish or U.S. laws or regulations. 9 ISS applied a voting policy based on the practice of a market where our shares are not listed and which is not required by law

We regularly review potential transactions related to technologies, products or product rights and businesses complementary to our business and, if appropriate, we may seek to enter into one or more of these transactions in order to advance our business and increase shareholder value. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics. If the Share Issuance Proposals are not approved, we may be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities, even if we would not otherwise be required to obtain shareholder approval under the NASDAQ rules. This could put us at a distinct disadvantage compared to many of our peers in competing for, and completing, acquisitions and similar transactions that are in our, and our shareholders’, best interests. 10 The requested share issuance authorities are important to our business strategy

We believe that the current limitations on our share issuance authorities place us at a competitive disadvantage as compared to our U.S.-incorporated and exchange-listed peers. Companies that are incorporated and listed in the U.S. are not generally required to—and do not—seek shareholder approval to renew their authority to allot and issue shares, or to dis-apply the obligation, when issuing such shares for cash, to offer the shares on a pre-emptive, pro-rata basis to existing shareholders. It is important that we have the flexibility to quickly take advantage of strategic opportunities, including potentially transformative acquisitions and other capital-intensive opportunities, if and when such acquisitions or opportunities arise. We believe that the additional restrictions on our ability to deploy capital if the Share Issuance Proposals are not approved would negatively impact our ability to quickly take advantage of such acquisitions and opportunities. We have discussed our share issuance proposals with shareholders representing greater than 70% of our issued share capital. These shareholders have generally understood that renewing our share issuance authorities to the maximum extent permitted by Irish law would be both consistent with Irish and U.S. laws and regulations and would allow us to compete on an equal footing with our U.S.-incorporated and exchange-listed peers. 11 The requested share issuance authorities enable us to compete on equal footing with our U.S.-incorporated and exchange-listed peers

In addition to establishing equal footing and removing competitive disadvantages as compared to our U.S. exchange-listed peers, we will remain subject to all NASDAQ requirements and SEC rules, and fiduciary duties under Irish law. We are considered a U.S. domestic reporting company under SEC rules and are subject to the same SEC and NASDAQ governance and share issuance requirements as all U.S.-incorporated companies listed on NASDAQ. Our board of directors is subject to, and has and will continue to exercise its authority in compliance with, its fiduciary duties to our company and our shareholders under Irish law, including in respect of share issuances. During our first five years as an Irish company, we possessed full share issuance authorities and we believe we demonstrated responsible use of our equity: engaging in one sale of less than five percent of our ordinary share capital in one capital-raising transaction; and during this period, our average burn rate, on an adjusted and unadjusted basis, was consistently less than the average for our GICS industry group. The Share Issuance Proposals, if approved, will not increase our authorized share capital. 12 Why our shareholders should support our Share Issuance Proposals

© 2017 Alkermes. All rights reserved. 13